Exhibit 23.4

Board of Directors

MetLife Chile Acquisition Co. S.A.

We consent to the reference to and summary of our “Expert Report” dated November 17, 2014, in the Registration Statement of MetLife Chile Acquisition Co. S.A. on Form F-4 dated December 5, 2014, as amended (the “Registration Statement”). Our Expert Report was prepared and provided to the Board of Directors of MetLife Chile Acquisition Co. S.A. in accordance with Article 156 of the Corporations Regulations contained in Decree No. 702 of the Ministry of Finance of Chile, as amended, in connection with the merger between MetLife Chile Acquisition Co. S.A. and AFP Provida S.A.

We also consent to the references in the Registration Statement to us as “Financial Expert,” as such term is used in accordance with, and pursuant to the requirements under, Chilean law.

In filing this consent, we do not admit that we are a person enumerated in Section 11(a)(4) under the Securities Act of 1933, as amended.

/s/ KPMG Auditores Consultores Ltda.

KPMG Auditores Consultores Ltda.

December 5, 2014